Celgene Corporation Elects Rodman L. Drake to Board of Directors

     SUMMIT, N.J., April 20 /PRNewswire-FirstCall/ -- Celgene Corporation (Nasdaq: CELG) announced Thursday, April 20, the election of Rodman L. Drake to the Company's Board of Directors. Mr. Drake is an experienced corporate director and former CEO with more than 30 years of diverse consulting and executive management experience. He will serve as a member of the Nominating and Audit Committees of the Celgene Board of Directors. Mr. Drake has spent most of his career in executive level positions such as Co-Chairman of KMR Power Company, a developer of independent power projects internationally, Chief Executive Officer and Managing Director of Cresap McCormick and Paget, a leading international management consulting firm, and President of The Mandrake Group, a consulting firm specializing in strategy and organizational design.

     Mr. Drake received a B.A. degree from Yale University and an M.B.A. from Harvard Business School.

     "Celgene will benefit substantially from Rodman's extensive expertise," said John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation. "He is a welcomed addition to the Board and we look forward to his valuable contributions."

     About Celgene

     Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at http://www.celgene.com.

     This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

SOURCE  Celgene Corporation
    -0-                             04/20/2006

     /CONTACT: Robert J. Hugin, Senior VP and CFO, +1-908-673-9102, or Brian P. Gill, Senior Director of PR and IR, +1-908-673-9530, both of Celgene Corporation/

     /First Call Analyst: /
     /FCMN Contact: mblackstone@celgene.com /
     /Web site:  http://www.celgene.com /
     (CELG)